Exhibit 99.1

REXFORD INDUSTRIAL ANNOUNCES SECOND QUARTER 2016 FINANCIAL RESULTS

- Net Income of $0.19 per Diluted Share for Second Quarter-
- Core FFO of $0.22 per Diluted Share for Second Quarter-
- Same Property NOI Up 6.9% Compared to Second Quarter 2015 -
- Stabilized Same Property Portfolio Occupancy at 95.7%, Up 440 Basis Points Year-Over-Year -

Los Angeles, California - August 3, 2016 - Rexford Industrial Realty, Inc. (the “Company” or “Rexford Industrial”) (NYSE: REXR), a real estate investment trust (“REIT”) that specializes in acquiring, owning and operating industrial properties located in Southern California infill markets, today announced financial results for the second quarter 2016.

Second Quarter 2016 Financial and Operational Highlights:

•	Net Income attributable to common stockholders of $0.19 per diluted share for the quarter ended June 30, 2016.

•	Core Funds From Operations (FFO) of $0.22 per diluted share for the quarter ended June 30, 2016. Adjusting for non-core expenses, FFO was $0.21 per diluted share for the quarter ended June 30, 2016.

•
Total rental revenues of $30.5 million, which represents an increase of 36.9% year-over-year. Property Net Operating Income (NOI) of $22.5 million, which represents an increase of 37.4% year-over-year.

•
Same Property Portfolio NOI increased 6.9% in the second quarter of 2016 compared to the second quarter of 2015, driven by a 5.3% increase in Same Property Portfolio total rental revenue and a 1.0% increase in Same Property Portfolio operating expenses. Same Property Portfolio Cash NOI increased 9.1% compared to the second quarter of 2015.

•	Signed new and renewal leases totaling 1,075,159 rentable square feet. Rental rates on new and renewal leases were 23.5% higher than prior rents on a GAAP basis and 11.0% higher on a cash basis.

•
Stabilized Same Property Portfolio occupancy was 95.7%, which represents an increase of 440 basis points year-over-year. Same Property Portfolio occupancy was 92.5%, which represents an increase of 350 basis points year-over-year.

•
At June 30, 2016, the consolidated portfolio including repositioning assets was 90.1% occupied, which represents an increase of 170 basis points year-over-year. At June 30, 2016, the consolidated portfolio, excluding repositioning assets aggregating 905,708 rentable square feet, was 96.5% occupied.

•
During the second quarter of 2016, the Company acquired 11 industrial properties for an aggregate purchase price of $206.2 million. Additionally, the Company sold three industrial properties for an aggregate sales price of $21.7 million. Year to date, including properties acquired after the end of the second quarter 2016, the Company has acquired 14 properties for an aggregate cost of $256.4 million.

•	Issued 10.35 million additional shares of its common stock, for net proceeds of approximately $174.4 million.

•	Exercised the $100.0 million accordion on the seven-year term loan facility.

“Our strong second quarter performance is the result of the continued execution of our growth-oriented strategy as evidenced by a 36.9% increase in total rental revenue and a 9.1% increase in Same Property Portfolio Cash NOI over the prior year,” stated Michael Frankel and Howard Schwimmer, Co-Chief Executive Officers of the Company. “During the quarter, we signed in excess of one million square feet of new and renewal leases, a company record for a single quarter, at a weighted average GAAP spread of 23.5%. Additionally, we continued to utilize our deep network of relationships as we completed $206 million of targeted acquisitions during the quarter, which included leased and value-add investments with opportunities to increase cash yields and value over time. We also reinforced our balance sheet through our recent equity offering and the exercise of the accordion feature on our term loan, which allowed us to fund acquisitions as well as to reduce leverage. As we move forward through 2016 and beyond, we remain focused on both internal and external growth opportunities to create long term shareholder value through our pure-play Southern California industrial property investment platform.”

Financial Results:

The Company reported net income attributable to common stockholders of $12.3 million, or $0.19 per diluted share, for the three months ended June 30, 2016, as compared to net income attributable to common stockholders of $0.1 million, or $0.00 per diluted share, for the three months ended June 30, 2015. Net income in the second quarter 2016 included $11.6 million of gains on sale of real estate.

The Company reported net income attributable to common stockholders of $13.6 million, or $0.23 per diluted share, for the six months ended June 30, 2016, as compared to net income attributable to common stockholders of $0.2 million, or $0.00 per diluted share, for the six months ended June 30, 2015. Net income in the first half of 2016 included $11.6 million of gains on sale of real estate.

The Company reported Company share of Core FFO of $13.9 million, or $0.22 per diluted share of common stock, for the three months ended June 30, 2016, as compared to Company share of Core FFO of $11.1 million, or $0.20 per diluted share of common stock, for the three months ended June 30, 2015. Adjusting for non-core expenses ($0.6 million reported during the second quarter of 2016 and $0.9 million reported during the second quarter of 2015), Company share of FFO was $13.3 million, or $0.21 per diluted share of common stock, as compared to Company share of FFO of $10.2 million, or $0.19 per diluted share of common stock, for the three months ended June 30, 2015.

The Company reported Company share of Core FFO of $25.9 million, or $0.43 per diluted share of common stock, for the six months ended June 30, 2016, as compared to Company share of Core FFO of $21.2 million, or $0.40 per diluted share of common stock, for the six months ended June 30, 2015. Adjusting for non-core expenses ($0.5 million reported during the first six months of 2016 and $1.5 million during the first six months of 2015), Company share of FFO was $25.4 million, or $0.43 per diluted share of common stock, as compared to Company share of FFO of $19.7 million, or $0.37 per diluted share of common stock, for the six months ended June 30, 2015.

Operating Results:

For the three months ended June 30, 2016, the Company’s Same Property Portfolio NOI increased 6.9% compared to the second quarter of 2015, driven by a 5.3% increase in Same Property Portfolio total rental revenue, and a 1.0% increase in Same Property Portfolio expenses. Same Property Portfolio Cash NOI increased 9.1% compared to the second quarter 2015.

In the second quarter of 2016, the Company signed 143 new and renewal leases in its consolidated portfolio, totaling 1,075,159 rentable square feet. Average rental rates on comparable new and renewal leases were up 23.5% on a GAAP basis and up 11.0% on a cash basis. The Company signed 65 new leases for 476,858 rentable square feet, with GAAP rents up 29.1% compared to the prior in-place leases. The Company signed 78 renewal leases for 598,301 rentable square feet, with GAAP rents up 20.7% compared to the prior in-place leases. For the 65 new leases, cash rents were up 14.8%, and for the 78 renewal leases, cash rents were up 9.0%, compared to the ending cash rents for the prior leases.

The Company has included in a supplemental information package the detailed results and operating statistics that reflect the activities of the Company for the three months ended June 30, 2016. See below for information regarding the supplemental information package.

Transaction Activity:

In the second quarter 2016, the Company acquired 11 industrial properties, for an aggregate purchase price of $206.2 million, as detailed below. Additionally, the Company sold three industrial properties for $21.7 million.

In April 2016, the Company acquired a private REIT comprised of a portfolio of nine industrial properties for a total purchase price of approximately $191.0 million, or approximately $125 per square foot, exclusive of closing costs. The portfolio consists of nine properties located in four of the Company’s core infill Southern California industrial markets, including Orange County, Los Angeles-San Gabriel Valley, Inland Empire West, and Central San Diego, totaling approximately 1.53 million rentable square feet.

In May 2016, the Company acquired 10750-10826 Lower Azusa Road, a four-building industrial complex containing 79,050 square feet in Los Angeles’ San Gabriel Valley submarket for $7.7 million, or approximately $97 per square foot.

In June 2016, the Company acquired 525 Park Avenue, a two-tenant industrial building containing 63,403 square feet in Los Angeles’ San Fernando Valley submarket for $7.6 million, or approximately $119 per square foot.

In May 2016, the Company sold 6010 N. Paramount Boulevard, a 16,534 square foot building in Los Angeles’ South Bay submarket for $2.5 million, or approximately $150 per square foot. The sale proceeds were used in a tax deferred exchange contributed towards the Lower Azusa Road acquisition.

In May 2016, the Company also sold 1840 Dana Street, an industrial building containing 13,497 square feet in the Greater San Fernando Valley submarket, for $4.25 million, or approximately $315 per square foot.

In June 2016, the Company sold 12910 Mulberry Drive, an industrial building containing 153,080 square feet in Los Angeles’ Mid Counties submarket, for $15.0 million, or approximately $98 per square foot. Proceeds from the Mulberry Drive and Dana Street dispositions were used in a tax deferred exchange contributed towards the Mission Oaks acquisition, which closed in July 2016.

Subsequent Events:

In July 2016, the Company acquired the remaining 85% joint venture interest in 3233 Mission Oaks Boulevard, a two-building industrial property containing 457,693 square feet in the Ventura County submarket for $21.8 million, based on 85% of the total purchase price of $25.7 million, or approximately $56 per square foot.

Balance Sheet:

In April 2016, the Company issued 10.35 million shares of its common stock at $17.65 per share, for net proceeds of approximately $174.4 million after deducting the underwriting discount and offering expenses.

In April 2016, the Company exercised the $100 million accordion on the seven-year unsecured term loan facility. After the expansion into the accordion, the total term loan facility balance is $225 million. The $225 million term loan facility matures on January 14, 2023 and bears interest at LIBOR plus an applicable Eurodollar rate margin that will range from 1.50% to 2.25% per annum depending on the Company's leverage ratio. The proceeds from the equity offering and the $100 million accordion expansion were used to fund the $191 million portfolio acquisition completed in April and to pay down the outstanding balance on the revolving credit facility.

In May 2016, the Company executed an interest swap that will effectively fix the $100 million accordion at 1.406% plus an applicable Eurodollar rate margin from August 14, 2018 to January 14, 2022. In the prior quarter, the Company executed an interest rate swap to fix the initial $125 million term loan facility at 1.349% plus an applicable Eurodollar rate margin from February 14, 2018 to January 14, 2022.

At June 30, 2016, the Company had $503 million of outstanding debt, with an average interest rate of 3.059% and an average term-to-maturity of 5.8 years. At June 30, 2016, $160 million of the Company’s floating-rate debt has been effectively fixed at 3.461% through the use of interest rate swaps. As a result of interest rate swaps and the issuance of $100 million of fixed-rate notes last year, approximately $278 million, or 55%, of the Company’s outstanding debt was fixed-rate with an average interest rate of 3.86% and an average term-to-maturity of 5.3 years. The remaining $225 million, or 45%, of the Company’s outstanding debt was floating-rate, with an average interest rate of LIBOR + 1.60% and an average term-to-maturity of 6.5 years. If the two interest rate swaps noted above were effective as of June 30, 2016, 100% of the Company's debt would be effectively fixed.

Guidance

The Company is maintaining its full year 2016 guidance range for Company share of Core FFO to a range of $0.85 to $0.88 per diluted share of common stock. This Core FFO guidance refers only to the Company's in-place portfolio as of August 3, 2016 and does not include any assumptions for acquisitions, dispositions or balance sheet activities that may or may not occur later during the year. Full year guidance otherwise remains unchanged and assumes the following: year-end Same Property Portfolio occupancy within a range of 94% to 95%, Same Property Portfolio NOI growth for the year of 5% to 7% and general & administrative expenses of $16.5 to $17.0 million.

The Company does not provide a reconciliation for its guidance range of Core FFO per diluted share to net income attributable to common stockholders per diluted share, the most directly comparable forward-looking GAAP financial measure, because it is unable to provide a meaningful or accurate estimation of reconciling items and the information is not available without unreasonable effort. This is due to the inherent difficulty of forecasting the timing and/or amount of various items that would impact net income available to common stockholders per diluted share, including, for example, acquisition costs, gains on sales of depreciable real estate and other items that have not yet occurred and are out of the Company’s control. For the same reasons, the Company is unable to address the probable significance of the unavailable information and believes that providing a reconciliation for its guidance range of Core FFO per diluted share would imply a degree of precision as to its forward-looking net income available to common stockholders per diluted share that would be confusing or misleading to investors.

Dividend:

On August 1, 2016, the Board of Directors declared a dividend of $0.135 per share for the third quarter of 2016, payable in cash on October 17, 2016, to stockholders and unit holders of record on September 30, 2016.

Supplemental Information:

Details regarding these results can be found in the Company’s supplemental financial package available on the Company’s investor relations website at www.ir.rexfordindustrial.com.

Earnings Release, Investor Conference Webcast and Conference Call:

The Company will host a webcast and conference call on Wednesday, August 3, 2016, at 5:00 p.m. Eastern time to review second quarter results and discuss recent events. The live webcast will be available on the Company’s investor relations website at ir.rexfordindustrial.com. To participate in the call, please dial 877-407-0789 (domestic) or 201-689-8562 (international). A replay of the conference call will be available through September 3, 2016, by dialing 877-870-5176 (domestic) or 858-384-5517 (international) and entering the pass code 13640560.

About Rexford Industrial:

Rexford Industrial is a real estate investment trust focused on owning and operating industrial properties in Southern California infill markets. The Company owns 131 properties with approximately 14.1 million rentable square feet and manages an additional 19 properties with approximately 1.2 million rentable square feet.
For additional information, visit www.rexfordindustrial.com.

Forward Looking Statements:

This press release may contain forward-looking statements within the meaning of the federal securities laws, which are based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as "may," "will," "should," "expects," "intends," "plans," "anticipates," "believes," "estimates," "predicts," or "potential" or the negative of these words and phrases or similar words or phrases which are predictions of or indicate future events or trends and which do not relate solely to historical matters. While forward-looking statements reflect the Company's good faith beliefs, assumptions and expectations, they are not guarantees of future performance. For a further discussion of these and other factors that could cause the Company's future results to differ materially from any forward-looking statements, see the reports and other filings by the Company with the U.S. Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2015, and subsequent filings with the Securities and Exchange Commission. The Company disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, of new information, data or methods, future events or other changes.

Definitions / Discussion of Non-GAAP Financial Measures:

Funds from Operations (FFO): We calculate FFO in accordance with the standards established by the National Association of Real Estate Investment Trusts (“NAREIT”). FFO represents net income (loss) (computed in accordance with GAAP), excluding gains (or losses) from sales of depreciable operating property, impairment losses, real estate related depreciation and amortization (excluding amortization of deferred financing costs) and after adjustments for unconsolidated partnerships and joint ventures. Management uses FFO as a supplemental performance measure because, in excluding real estate related depreciation and amortization, gains and losses from property dispositions, other than temporary impairments of unconsolidated real estate entities, and impairment on our investment in real estate, it provides a performance measure that, when compared year over year, captures trends in occupancy rates, rental rates and operating costs. We also believe that, as a widely recognized measure of performance used by other REITs, FFO may be used by investors as a basis to compare our operating performance with that of other REITs. However, because FFO excludes depreciation and amortization and captures neither the changes in the value of our properties that result from use or market conditions nor the level of capital expenditures and leasing commissions necessary to maintain the operating performance of our properties, all of which have real economic effects and could materially impact our results from operations, the utility of FFO as a measure of our performance is limited. Other equity REITs may not calculate or interpret FFO in accordance with the NAREIT definition as we do, and, accordingly, our FFO may not be comparable to such other REITs’ FFO. FFO should not be used as a measure of our liquidity, and is not indicative of funds available for our cash needs, including our ability to pay dividends. FFO should be considered only as a supplement to net income computed in accordance with GAAP as a measure of our performance. A reconciliation of net income, the nearest GAAP equivalent, to FFO is set forth below.

Core Funds from Operations (Core FFO): We calculate Core FFO by adjusting FFO to exclude the impact of certain items that we do not consider reflective of our core revenue or expense streams. These adjustments consist of acquisition expenses and legal expenses or reimbursements related to prior litigation. For more information on prior litigation, see Item 3. Legal Proceedings in our 2014 Annual Report on Form 10-K. Management believes that Core FFO is a useful supplemental measure as it provides a more meaningful and consistent comparison of operating performance and allows investors to more easily compare the Company's operating results. Because certain of these adjustments have a real economic impact on our financial condition and results from operations, the utility of Core FFO as a measure of our performance is limited. Other REITs may not calculate Core FFO in a consistent manner. Accordingly, our Core FFO may not be comparable to other REITs's Core FFO. Core FFO should be considered only as a supplement to net income computed in accordance with GAAP as a measure of our performance. A reconciliation of FFO to Core FFO is set forth below.

Net Operating Income (NOI): Includes the revenue and expense directly attributable to our real estate properties calculated in accordance with GAAP. Calculated as total revenue from real estate operations including i) rental revenues ii) tenant reimbursements, and iii) other income less property expenses (before interest expense, depreciation and amortization). We use NOI as a supplemental performance measure because, in excluding real estate depreciation and amortization expense and gains (or losses) from property dispositions, it provides a performance measure that, when compared year over year, captures trends in occupancy rates, rental rates and operating costs. We also believe that NOI will be useful to investors as a basis to compare our operating performance with that of other REITs. However, because NOI excludes depreciation and amortization expense and captures neither the changes in the value of our properties that result from use or market conditions, nor the level of capital expenditures and leasing commissions necessary to maintain the operating performance of our properties (all of which have real economic effect and could materially impact our results from operations), the utility of NOI as a measure of our performance is limited. Other equity REITs may not calculate NOI in a similar manner and, accordingly, our NOI may not be comparable to such other REITs’ NOI. Accordingly, NOI should be considered only as a supplement to net income as a measure of our performance. NOI should not be used as a measure of our liquidity, nor is it indicative of funds available to fund our cash needs.

NOI should not be used as a substitute for cash flow from operating activities in accordance with GAAP. We use NOI to help evaluate the performance of the Company as a whole, as well as the performance of our Same Property Portfolio. A calculation of NOI for our Same Property Portfolio, as well as a reconciliation of NOI for our Same Property Portfolio to net income, is set forth below.

Cash NOI: Cash NOI is a non-GAAP measure, which we calculate by adding or subtracting from NOI i) fair value lease revenue and ii) straight-line rent adjustments. We use Cash NOI, together with NOI, as a supplemental performance measure. Cash NOI should not be used as a measure of our liquidity, nor is it indicative of funds available to fund our cash needs. Cash NOI should not be used as a substitute for cash flow from operating activities computed in accordance with GAAP. We use Cash NOI to help evaluate the performance of the Company as a whole, as well as the performance of our Same Property Portfolio. A calculation of Cash NOI for our Same Property Portfolio, as well as a reconciliation of Cash NOI for our Same Property Portfolio to net income, is set forth below.

Same Property Portfolio: Our Same Property Portfolio is a subset of our consolidated portfolio and includes properties that were wholly-owned by us as of January 1, 2015 and still owned by us as of June 30, 2016. Therefore, we excluded from our Same Properties Portfolio any properties that were acquired or sold during the period from January 1, 2015 through June 30, 2016. The Company’s computation of same property performance may not be comparable to other REITs.

Stabilized Same Property Portfolio: Our Stabilized Same Property Portfolio represents the properties included in our Same Property Portfolio, adjusted to exclude space at properties that were in various stages of repositioning or lease-up. As of June 30, 2016, space aggregating 318,464 rentable square feet at six of our Same Property Portfolio properties were in various stages of repositioning or lease-up.

Contact:
Investor Relations:

Stephen Swett
424 256 2153 ext 401
investorrelations@rexfordindustrial.com

Rexford Industrial Realty, Inc.
Consolidated Balance Sheets
(In thousands except share data)

	June 30, 2016	December 31, 2015
	(unaudited)
ASSETS
Land	$605,694	$492,704
Buildings and improvements	745,968	650,075
Tenant improvements	33,873	28,977
Furniture, fixtures, and equipment	175	188
Construction in progress	23,714	16,822
Total real estate held for investment	1,409,424	1,188,766
Accumulated depreciation	(117,590)	(103,623)
Investments in real estate, net	1,291,834	1,085,143
Cash and cash equivalents	29,177	5,201
Restricted cash	17,979	—
Rents and other receivables, net	3,010	3,040
Deferred rent receivable, net	9,585	7,827
Deferred leasing costs, net	6,531	5,331
Deferred loan costs, net	1,146	1,445
Acquired lease intangible assets, net	37,789	30,383
Acquired indefinite-lived intangible	5,271	5,271
Other assets	5,589	5,523
Acquisition related deposits	400	—
Investment in unconsolidated real estate entities	4,203	4,087
Total Assets	$1,412,514	$1,153,251
LIABILITIES & EQUITY
Liabilities
Notes payable	$500,608	$418,154
Interest rate swap liability	7,551	3,144
Accounts payable, accrued expenses and other liabilities	10,877	12,631
Dividends payable	9,212	7,806
Acquired lease intangible liabilities, net	4,346	3,387
Tenant security deposits	13,769	11,539
Prepaid rents	3,367	2,846
Total Liabilities	549,730	459,507
Equity
Rexford Industrial Realty, Inc. stockholders' equity
Common Stock, $0.01 par value 490,000,000 authorized and 66,035,732 and 55,598,684 outstanding as of June 30, 2016 and December 31, 2015, respectively	657	553
Additional paid in capital	897,991	722,722
Cumulative distributions in excess of earnings	(50,733)	(48,103)
Accumulated other comprehensive loss	(7,328)	(3,033)
Total stockholders' equity	840,587	672,139
Noncontrolling interests	22,197	21,605
Total Equity	862,784	693,744
Total Liabilities and Equity	$1,412,514	$1,153,251

Rexford Industrial Realty, Inc.
Consolidated Statements of Operations
(Unaudited and in thousands, except per share data)

	Three Months Ended June 30,		Six months ended June 30,
	2016	2015	2016	2015
RENTAL REVENUES
Rental revenues	$26,119	$19,275	$49,618	$37,832
Tenant reimbursements	4,119	2,844	7,677	5,028
Other income	259	162	572	352
TOTAL RENTAL REVENUES	30,497	22,281	57,867	43,212
Management, leasing and development services	111	161	245	293
Interest income	—	280	—	557
TOTAL REVENUES	30,608	22,722	58,112	44,062
OPERATING EXPENSES
Property expenses	7,959	5,874	15,502	11,645
General and administrative	4,521	3,740	8,123	7,286
Depreciation and amortization	12,610	10,490	23,824	20,374
TOTAL OPERATING EXPENSES	25,090	20,104	47,449	39,305
OTHER EXPENSES
Acquisition expenses	635	847	1,110	1,080
Interest expense	3,716	1,658	6,970	3,484
TOTAL OTHER EXPENSES	4,351	2,505	8,080	4,564
TOTAL EXPENSES	29,441	22,609	55,529	43,869
Equity in income from unconsolidated real estate entities	62	12	123	13
Gain on extinguishment of debt	—	71	—	71
Gains on sale of real estate	11,563	—	11,563	—
NET INCOME	12,792	196	14,269	277
Less: net income attributable to noncontrolling interest	(418)	(8)	(470)	(12)
NET INCOME ATTRIBUTABLE TO REXFORD INDUSTRIAL REALTY, INC.	12,374	188	13,799	265
Less: earnings attributable to participating securities	(75)	(49)	(153)	(99)
NET INCOME ATTRIBUTABLE TO COMMON STOCKHOLDERS	$12,299	$139	$13,646	$166
Net income available to common stockholders per share - basic and diluted	$0.19	$—	$0.23	$—

Rexford Industrial Realty, Inc.
Same Property Portfolio Occupancy and NOI and Cash NOI
(Unaudited, dollars in thousands)

Same Property Portfolio Occupancy:

	June 30, 2016		June 30, 2015		Change (ppt)
	Same Property Portfolio	Stabilized Same Property Portfolio(1)	Same Property Portfolio	Stabilized Same Property Portfolio(1)	Same Property Portfolio	Stabilized Same Property Portfolio(1)
Occupancy:
Los Angeles County	91.8%	94.8%	88.9%	91.2%	2.9%	3.6%
Orange County	86.1%	97.9%	83.6%	96.2%	2.5%	1.7%
San Bernardino County	98.2%	98.2%	96.7%	96.7%	1.5%	1.5%
San Diego County	97.0%	97.0%	86.9%	86.9%	10.1%	10.1%
Ventura County	92.9%	92.9%	90.8%	90.8%	2.1%	2.1%
Total/Weighted Average	92.5%	95.7%	89.0%	91.3%	3.5%	4.4%

(1)
Reflects the occupancy of our Same Property Portfolio adjusted for space aggregating 318,464 rentable square feet at six properties that were in various stages of repositioning or lease-up as of June 30, 2016.

Same Property Portfolio NOI and Cash NOI

	Three Months Ended June 30,				Six months ended June 30,
	2016	2015	$ Change	% Change	2016	2015	$ Change	% Change
Rental income	$19,230	$17,891	$1,339	7.5%	$38,253	$35,782	$2,471	6.9%
Tenant reimbursements	2,558	2,818	(260)	(9.2)%	5,195	5,008	187	3.7%
Other income	178	143	35	24.5%	352	320	32	10.0%
Total rental revenues	21,966	20,852	1,114	5.3%	43,800	41,110	2,690	6.5%
Property expenses	5,695	5,638	57	1.0%	11,778	11,261	517	4.6%
Same property portfolio NOI	$16,271	$15,214	$1,057	6.9%	$32,022	$29,849	$2,173	7.3%
Straight-line rents	(147)	(394)	247	(62.7)%	(474)	(741)	267	(36.0)%
Amort. above/below market leases	79	27	52	192.6%	65	73	(8)	(11.0)%
Same property portfolio cash NOI	$16,203	$14,847	$1,356	9.1%	$31,613	$29,181	$2,432	8.3%

Rexford Industrial Realty, Inc.
Reconciliation of Same Property Portfolio Cash NOI and Same Property Portfolio NOI to Net Income
(Unaudited and in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Same property portfolio cash NOI	$16,203	$14,847	$31,613	$29,181
Straight-line rents	147	394	474	741
Amort. above/below market leases	(79)	(27)	(65)	(73)
Same property portfolio NOI	16,271	15,214	32,022	29,849
Non-comparable property operating revenues	8,531	1,429	14,067	2,102
Non-comparable property expenses	(2,264)	(236)	(3,724)	(384)
Total consolidated portfolio NOI	22,538	16,407	42,365	31,567
Add:
Management, leasing and development services	111	161	245	293
Interest income	—	280	—	557
Equity in income from unconsolidated real estate entities	62	12	123	13
Gains on sale of real estate	11,563	—	11,563	—
Gain on extinguishment of debt	—	71	—	71
Deduct:
General and administrative	4,521	3,740	8,123	7,286
Depreciation and amortization	12,610	10,490	23,824	20,374
Acquisition expenses	635	847	1,110	1,080
Interest expense	3,716	1,658	6,970	3,484
Net income	$12,792	$196	$14,269	$277

Rexford Industrial Realty, Inc.
Reconciliation of Net Income to Funds From Operations and Core Funds From Operations
(Unaudited and in thousands, except share data)

	Three Months Ended June 30,		Six months ended June 30,
	2016	2015	2016	2015

Net income	$12,792	$196	$14,269	$277
Add:
Depreciation and amortization	12,610	10,490	23,824	20,374
Depreciation and amortization from unconsolidated joint ventures(1)	5	20	10	48
Deduct:
Gains on sale of real estate	11,563	—	11,563	—
Funds From Operations (FFO)	$13,844	$10,706	$26,540	$20,699
Less: FFO attributable to noncontrolling interest(2)	(421)	(410)	(870)	(818)
Less: FFO attributable to participating securities(3)	(114)	(76)	(238)	(147)
Company share of FFO	$13,309	$10,220	$25,432	$19,734

FFO	$13,844	$10,706	$26,540	$20,699
Add:
Legal fees (reimbursements)	—	64	(643)	433
Acquisition expenses	635	847	1,110	1,080
Core FFO	$14,479	$11,617	$27,007	$22,212
Less: Core FFO attributable to noncontrolling interest(2)	(440)	(446)	(883)	(880)
Less: Core FFO attributable to participating securities(3)	(119)	(82)	(242)	(157)
Company share of Core FFO	$13,920	$11,089	$25,882	$21,175

Weighted-average shares outstanding - basic and diluted	64,063,337	54,963,093	59,666,468	52,835,132
Weighted-average diluted shares and units	66,075,055	57,220,536	61,685,648	55,116,508

(1)	Amount represents our 15% ownership interest in a joint venture that owns the property located at 3233 Mission Oaks Boulevard.

(2)	Noncontrolling interest represent holders of outstanding common units of the Company's operating partnership that are owned by unit holders other than the Company.

(3)	Participating securities include unvested shares of restricted stock, unvested LTIP units and unvested performance units.